Exhibit D

                               AMEREN CORPORATION
                         AND ITS AFFILIATED CORPORATIONS

                            TAX ALLOCATION AGREEMENT

     This agreement is made as of ______________, 20__ by and among Ameren Corporation, a registered public utility holding company, and its affiliated corporations, as identified in Exhibit A hereto (collectively, the "Group"; individually, "member of the Group").

     WHEREAS, the members of the Group are affiliated corporations within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended, and will join in the annual filing of a consolidated federal income tax return;

     WHEREAS, the members of the Group intend to allocate the consolidated income tax liabilities and benefits to each member of the Group in a fair and equitable manner; and

     WHEREAS, the members of the Group intend to allocate the liabilities and benefits arising from the Group's annual consolidated income tax returns in compliance with Title 17, section 250.45(c) of the Code of Federal Regulations, section 1552(a)(1) of the Internal Revenue Code and Title 26, section 1.1502-33(d)(2) of the Code of Federal Regulations;

     IT IS THEREFORE AGREED, as follows:

     Section 1. Definitions

     For purposes of this agreement, the following definitions shall apply:

     (a) "Consolidated tax" shall mean the Group's aggregate tax liability for a taxable year as shown on the consolidated federal income tax return.

     (b) "Consolidated refund" shall mean the Group's refund for a taxable year as shown on the consolidated federal income tax return.

     (c) "Corporate taxable income" or "corporate taxable loss" shall mean the income or loss of a member of the Group for a taxable year, computed as though the member had filed a separate federal income tax return on the same basis as used in the consolidated return, except that:

          (1) Dividend income from other members of the Group shall be disregarded, and

          (2) Intercompany transactions that are eliminated in the consolidated return shall be given appropriate treatment.

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     (d)  "Separate  return tax" shall mean the federal  income tax liability or federal income tax refund, computed with respect to the corporate taxable income or loss of a member of the Group as though the member were not a member of the Group. If the separate return tax is a liability, it shall be referred to as a "positive separate return tax." If the separate return tax is a refund, it shall be referred to as a "negative separate return tax."

     (e) A "positive" allocation shall be the obligation to make a payment to the Group. A "negative" allocation shall be the right to receive a payment from the Group.

     Section 2. General Allocation Method

     Each taxable year, the members of the Group shall allocate the consolidated tax or consolidated refund in accordance with the following procedures:

     (a) A member, to include Ameren Corporation, that would have a positive separate return tax shall receive a positive allocation in an amount equal to such positive separate return tax.

     (b) A member, other than Ameren Corporation, that would have a negative separate return tax shall receive a negative allocation in an amount equal to such negative separate return tax.

     (c) If Ameren Corporation would have a negative separate return tax, then each member having positive separate return tax shall receive a negative allocation in an amount equal to such negative separate return tax multiplied by the member's share of the sum of the positive separate return tax.

     Section 3. Special Allocation Rules

     (a)  Alternative  Minimum Tax. In any year in which alternative minimum tax
          (AMT) is payable by the Group, the consolidated tax shall be separated into two parts: regular tax and AMT.

          (1) Regular tax shall be allocated in accordance with the general allocation method set forth in section 2, above.

          (2) AMT will be allocated to each member of the Group based on the proportion of:

               (A) the excess of its separate company tentative minimum tax over its separate company regular tax liability, to

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               (B) the  aggregate of the excesses of such  companies'  tentative minimum tax amounts over their regular tax liability amounts.

          (3) Each member whose regular tax liability exceeds its tentative minimum tax on a separate company basis shall be excluded from this calculation and shall not be impacted by the Group's AMT liability.

          (4) The minimum tax credit shall be allocated to the members of the Group to which the associated AMT was allocated, in proportion to the associated AMT allocated to such members.

     (b) Investment Tax Credits; Other Tax Benefits and Material Items Taxed at Different Rates. Any investment tax credits, other tax benefits and material items taxed at rates other than the rate applicable to corporate taxable income shall be allocated directly to the members of the Group giving rise to them.

          Section 4. Maximum Allocation

          The tax allocated to any member shall not exceed the separate return tax of such member.

          Section 5. Payments

          Each member of the Group is responsible for its own tax liability. Payment of such liability shall be made in accordance with the following procedure:

          (a) A member of the Group with a net positive allocation shall pay Ameren Corporation the net amount allocated.

          (b) A member of the Group with a net negative allocation shall receive payment from Ameren Corporation in the amount of the net negative allocation.

          (c) Ameren Corporation shall pay to the Internal Revenue Service the Group's net current federal income tax liability from the net of the receipts and payments to and from members of the Group.

          (d) Ameren Corporation shall make any calculations on behalf of the members of the Group necessary to comply with the estimated tax provisions of IRC section 6655. Based on such calculations, Ameren Corporation shall charge the members appropriate amounts at intervals consistent with the dates in that section.

          (e) If the Group has a consolidated net operating loss ("NOL") for a taxable year (the "loss year") and the NOL cannot be used in full by being carried back to a prior taxable year, the unused portion of the NOL shall be allocated (as negative allocations) to the members of the Group having negative allocations for the loss year in proportion to the relative magnitude of such negative allocations for the

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               loss year. Each such member shall carry negative  allocation from the loss year forward to the following taxable year and combine it with its allocation for such following taxable year.

          (f) A member shall make any payment required by this section within 60 days after receiving notice of such payment from Ameren Corporation. Alternatively, in the case of any second tier subsidiary (any company that is wholly-owned by Union Electric Company, Central Illinois Public Service Company, or CIPSCO Investment Company), the parent of such second-tier subsidiary may make the payment required by the preceding sentence for itself and all of its second-tier subsidiaries within the 60-day period, with the second-tier subsidiaries to compensate such parent within a reasonable time thereafter.

          Section 6. Adjustments to Tax Liability Shown on Returns

               (a) In the event that the consolidated tax or consolidated refund is subsequently adjusted by the Internal Revenue Service or by a court decision, the consolidated tax, consolidated refund and separate return tax shall be adjusted accordingly consistent with the methodology set forth previously in this agreement. Any prior payments among the members of the Group shall be adjusted to conform to the change.

               (b) If any interest is paid or received as a result of an adjustment to consolidated tax or consolidated refund, it will be allocated to the parties in the proportion that each member's change in separate tax in each affected year bears to the change in consolidated tax or consolidated refund.

               (c) Any penalty shall be paid by the member of the Group that is responsible for the penalty. If the party at fault cannot be determined, the penalty shall be allocated in the same manner as if it were additional tax.

          Section 7. State Income Taxes

               (a) Any state income tax liability (including liability for interest or penalties) associated with the filing of a separate state income tax return by a member of the Group shall be allocated to and paid directly by such member.

               (b) Any state income tax liability (including liability for interest or penalties) associated with the filing of a unitary or combined state return shall be allocated to the members of the Group participating in the returns following the procedures set forth above for federal income tax liabilities.

               (c) Because certain states utilize a unitary method, the Group's aggregate income tax liability to a state may exceed the sum of the members' separate return income tax liabilities to the state. If this occurs, the excess of the Group's aggregate liability to such state over the sum of the members' separate return liabilities for such state shall be allocated to the member or

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          members  whose  operations  caused the Group to be taxed by the state, following the procedures set forth above for federal income tax liabilities. Conversely, the sum of the members' separate return liabilities may exceed the Group's aggregate liability to a state. Notwithstanding section 4 of this agreement, if this occurs, the excess of the sum of the members' separate return liabilities for such state over the Group's aggregate liability to such state shall be allocated to the member or members whose operations caused the excess, following the procedures set forth above for federal income tax liabilities.

          Section 8. New Affiliates

          The members of the Group will cause any corporation which becomes an affiliated corporation within the meaning of IRC section 1504 to join in this agreement.

          Section 9. Amendment

          This agreement may be amended from time to time as the result of changes in federal or state law or relevant facts and circumstances.

         Section 10.       Cooperation of Members

          Each member shall execute and file such consent, elections and other documents that may be required or appropriate for the proper filing of consolidated income tax returns and for the allocations provided by this agreement.

         *        *        *        *       *        *        *        *

          The above procedures for allocating the consolidated income tax liability of the Group have been agreed to by each of the below listed members of the Group, as evidenced by the signature of an officer of each member.



     Ameren Corporation                 by:      ________________________


     Ameren Services Company            by:     _________________________


     Union Electric Company             by:     _________________________

     Union Electric Development
       Corporation                      by:      ________________________

     Central Illinois Public Service
       Company                          by:      ________________________

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     CIPSCO Investment Company          by:      ________________________


     Ameren Energy, Inc.                by:      ________________________


     CIPS Energy Inc.                   by:     _________________________


     Illinois Steam, Inc.               by:      ________________________


     Ameren Development Company         by:      ________________________


     Ameren ERC, Inc.                   by:     _________________________


     Ameren Energy Communications,
       Inc.                             by:      ________________________

     Ameren Intermediate Holding        by:     _________________________
       Company

     Missouri Central Railroad          by:     _________________________
       Company

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                                                               EXHIBIT A

Ameren Corporation
Ameren Services Company
Union Electric Company
Union Electric Development Corporation
Central Illinois Public Service Company
CIPSCO Investment Company
Ameren Energy, Inc.
CIPS Energy Inc.
Illinois Steam, Inc.
Ameren Development Company
Ameren ERC, Inc.
Ameren Energy Communications, Inc.
Ameren Intermediate Holding Company
Missouri Central Railroad Company